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                                                  EXHIBIT 99.1

KING WORLD DECLARES SPECIAL DIVIDEND
Authorizes Share Repurchase Program

    NEW YORK, N.Y., April 15, 1997 -- King World Productions, Inc. (NYSE:
KWP) today announced today that its Board of Directors has declared a special dividend of $2.00 per common share. The dividend will be payable on May 16, 1997 to shareholders of record on April 25, 1997. King World also announced today that it has authorized a share repurchase program that will allow the Company to purchase up to 5,000,000 shares of King World's common stock, representing approximately 13% of shares outstanding.

    Michael King, King World's President and Chief Executive Officer, said. "King World's first priority is and always will be the creation of value for its shareholders. We consider our shareholders to be our partners and appreciate the longstanding support we have received from them. We believe this is the right time to reward our shareholders for their confidence and patience. To that end, we are pleased to announce this special dividend. Going forward, we anticipate that our cash balance will be used for acquisitions and to fund production of new and existing programs.

    "The stock repurchase program, in addition to being accretive to earnings per share, underscores management's belief in the future of the Company. King World is poised for growth, and we truly believe there is no better investment available today than King World common stock. With some of the most impressive franchises in the history of television as well as a pristine balance sheet, King World is well positioned for the future. As we implement our strategy over the next several months, we are confident that our results will corroborate the confidence we have shown today."

    Under the 5 million share repurchase program announced today, shares will be purchased from time to time in the open market and in privately negotiated transactions. The new buyback program follows the recent completion of a four year buyback under which King World purchased 2.0 million shares for a total cost of $71 million. The purchased shares will be used for general corporate purposes.

     King World is the leading worldwide distributor of first-run program-ming, including WHEEL OF FORTUNE, JEOPARDY! and THE OPRAH WINFREY SHOW, the three highest-rated, first-run strips in syndication. The Company produces and distributes INSIDE EDITION and AMERICAN JOURNAL, and distributes THE GERALDO RIVERA SHOW, the MR. FOOD insert and a library of feature films and television programs. The Company's barter subsidiary, Camelot Entertain-ment Sales, Inc., sells national advertising time in King World and other TV programming. Another subsidiary, King World Direct, is a worldwide, full-service, direct marketing company. WHEEL OF FORTUNE and JEOPARDY! are produced by Califon Productions, Inc. and Jeopardy Productions, Inc., which are wholly-owned subsidiaries of Columbia TriStar Television, a Sony Pictures Entertainment company. THE OPRAH WINFREY SHOW is produced by HARPO Productions, Inc. THE GERALDO RIVERA SHOW is produced by Tribune Entertainment.

For further information, contact:  Arthur Sando
                                   King World Productions
                                   (212) 315-4000

                                   Adam Miller/Rob Lerner
                                   The Abernathy MacGregor Group, Inc.
                                   (212) 371-5999